Exhibit 99.1

GNC Holdings, Inc. Announces Quarterly Dividend

PITTSBURGH, July 25, 2014 — The Board of Directors of GNC Holdings, Inc. (the “Company”) authorized and declared the quarterly cash dividend for the third quarter of 2014 of $0.16 per share of the Company’s common stock.  The dividend will be paid on or about September 26, 2014 to stockholders of record as of the close of business on September 12, 2014.

GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC.”

The Company — which is dedicated to helping consumers Live Well — has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships. GNC’s broad and deep product mix, which is focused on premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance® AMP, Beyond Raw®, GNC PuredgeTM, GNC GenetixHD®, Herbal Plus® and under nationally recognized third party brands. As of March 31, 2014, GNC has more than 8,700 locations, of which more than 6,500 retail locations are in the United States (including 1,050 franchise and 2,232 Rite Aid franchise store-within-a-store locations) and franchise operations in more than 50 countries (including distribution centers where retail sales are made).

Contact:

Investors:	Dennis Magulick, Vice President - Treasury & Investor Relations
(412) 288-4632